Exhibit 99.1

Highlands Bancorp, Inc. Reports Results for the Third Quarter Ended September 30, 2010

VERNON, N.J.--(BUSINESS WIRE)--November 2, 2010--Highlands Bancorp, Inc. (OTC BB: HSBK.OB) parent company of Highlands State Bank reported a third quarter net income of $130,000 compared to a net loss of $427,000 for the same period in 2009. For the nine months ended September 30, 2010 net income was $332,000. The same period of 2009 resulted in a net loss of $1,034,000. After dividends on preferred stock and discount accretion net income available to common stockholders for the third quarter was $51,000 or $.03 per diluted share compared to a loss of $477,000 or $.27 per diluted share, for the same period in 2009. The results for the nine months ended September 30, 2010 reflect net income available to common stockholders of $94,000 or $.05 per diluted common share compared to a net loss of $1,114,000 or $.62 per diluted common share for the same period of 2009. The 2010 results reflect nine months impact of the dividends and discount accretion on the preferred stock issued to the United States Treasury on May 8, 2009 and December 22, 2009. During 2009 Highlands State Bank elected and was approved to participate in the CPP and CPP for Small Banks, and received investments from the Treasury of $3,091,000 in the second quarter of 2009 and $2,359,000 during the fourth quarter of 2009.

Net interest income for the third quarter totaled $1,450,000, an increase of $353,000, or 32%, from $1,097,000 earned in the year ago quarter. For the first nine months of 2010, net interest income was $4,346,000 an increase $1,280,000 or 42% for the first nine months of 2009 when net interest income was $3,066,000. The provision for loan losses decreased by $327,000 and $250,000 for the three and nine month periods respectively, due to lower loan growth in 2010 and the stabilization of non-performing loans. Charge-offs and recoveries for the nine months of 2010 were $274,000 and $5,000, respectively, compared to no charge-offs or recoveries during the same period in 2009. Non-interest expenses increased by $104,000 for the quarter and $319,000 for the nine months ended September 30, 2010 compared to the similar periods of 2009. The 2010 results include increased legal, consulting, deposit insurance, equipment maintenance and equipment depreciation costs, which were partially offset by lower salaries and advertising and promotion costs.

Total assets at Highlands State Bank were $167.1 million on September 30, 2010, an increase of $1.1 million or .7% when compared to total assets of $166.0 million at December 31, 2009. Deposits reflect a decrease of $1,703,000 or 1.2% from $143.6 million on December 31, 2009 to $141.9 million on September 30, 2010. Total loans outstanding on September 30, 2010 were $116.9 million compared to $113.3 million on December 31, 2009, an increase of 3%.

Highlands State Bank is a full service community bank headquartered in Vernon, New Jersey with branch offices in Sparta and Totowa, New Jersey. Highlands State Bank provides deposit and loan banking services to consumers and businesses in northern New Jersey.

Forward-Looking Statements

This news release contains certain forward-looking statements, either expressed or implied, which are provided to assist the reader in understanding anticipated future financial performance. These statements involve certain risks, uncertainties, estimates and assumptions made by management, which are subject to factors beyond the company’s control and could impede its ability to achieve these goals. These factors include general economic conditions, trends in interest rates, the ability of our borrowers to repay their loans, and results of regulatory exams, among other factors.

Highlands State Bank
Financial Highlights
(Unaudited)
(Dollars in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2010	2009	2010	2009
INCOME STATEMENT
Net interest income	$1,450	$1,097	$4,346	$3,066
Provision for loan losses	121	448	558	808
Non-interest income	107	126	398	243
Non-interest expense	1,306	1,202	3,854	3,535
Net income (loss)	130	(427)	332	(1,034)
Preferred stock dividends and accretion	(79)	(50)	(238)	(80)

Net income (loss) available to common stockholders	$51	$(477)	$94	$(1,114)

EARNINGS (LOSS) PER COMMON SHARE:
Net income (loss) available to common stockholders:
Basic and diluted	$0.03	$(0.27)	$0.05	$(0.62)

Weighted average common shares
Basic and diluted	1,788,262	1,788,262	1,788,262	1,788,262

SELECTED BALANCE SHEET DATA AT END OF PERIOD
	9/30/2010	12/31/2009
Total loans	$116,934	$113,319
Allowance for loan losses	1,727	1,438
Investment securities	17,843	19,134
Total Assets	167,092	165,955
Total Deposits	141,863	143,566
Stockholders' Equity	16,192	15,746

Book value per common share	$5.98	$5.75
Tangible book value per common share	$5.53	$5.30

ASSET QUALITY
Non-accrual loans	$4,840	$4,600
Loans past due 90 days and still accruing	50	-
OREO property	415	-
Allowance for loan losses to total loans	1.48%	1.27%
Non-performing loans to total loans	4.18%	4.06%

CONTACT:
Highlands State Bank
George E. Irwin, 973-764-3200